Exhibit 10(u)(1)

AMENDMENT TO

ALCOA SUPPLEMENTAL PENSION PLAN FOR SENIOR EXECUTIVES

1.  Effective January 1, 2009, the following new definitions are added as follows:

“Specified Employee” means an employee as defined under written guidelines adopted by the Company, which comply with Section 409A of the Internal Revenue Code and any regulations promulgated thereunder.

“Retirement” or “Retires” means the termination of employment after becoming eligible for a Normal or Early Retirement type under Rule IC or Excess B. Notwithstanding the foregoing, to the extent a Participant is eligible for a Disability Retirement, such disability must also comply with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder for purposes of this Plan. “Retirement” shall also mean any retirement as may be defined under any executive severance agreement entered into between the Company and a Participant.

“Short Term Applicable Rate of Interest” shall mean the rate prescribed for January of the year of retirement under Section 1274(d) of the Internal Revenue Code.

2.  Section 2.1 is restated as follows:

2.1 All Excess Pensions will be payable to a Participant, or Surviving Spouse as described in Section 2.2.

3.  Section 2.2 is amended by adding the following after the first paragraph:

Effective January 1, 2009, all Excess Pensions not in pay status, will be payable in monthly installments as provided below:

a. Excess Pensions will be payable commencing on the last day of the month of

 i) a Participant’s Retirement, or

ii) to the extent the Participant is not eligible for Retirement, but is otherwise vested in an Other Plan, the later of:

x) termination of vesting service as provided in Rule IC, or

y) attainment of age 55, or

z) such other date as irrevocably elected in writing by the Participant prior to December 31, 2008.

b. Notwithstanding the foregoing, to the extent the Participant is a Specified Employee, such monthly installment will commence on the last day of the seventh month following the date determined in a. above, and will be paid retroactively to the date determined in a. above, and will include interest accrued on the missed payments. “Interest” means the interest calculated using the Short Term Applicable Rate of Interest in effect as of January of the year of retirement.

c. The determination of any Excess Pension payable with respect to Participant who Retires pursuant to the terms of an executive severance agreement, will include any service credit provided by such agreement for purposes of determining vesting and eligibility, but not benefit accrual.

d. The form of payment of Excess Pension paid to a Participant who has a Surviving Spouse as defined under Plan I Rules, is a joint and survivor annuity as described in Rule IC, in which the Participant’s Excess Pension paid during his or her lifetime is reduced, and an amount equal to 50% of the Excess Pension amount received by the Participant is paid to the Surviving Spouse. There are no optional forms of payment or Qualified Optional Survivor Annuities (as that term is described in Rule IC) under this Plan.

e. The form of payment of Excess Pension paid to a Participant who has no Surviving Spouse on the date payment of Excess Pension commences is a single life annuity as described in Rule IC.”

4.  A new Section 2.5 is added as follows:

“2.5 If a Participant is receiving payments under this Plan and is subsequently reemployed by the Company, payments under this Plan shall continue regardless of the cessation of the Participant’s monthly Pension payments due to such reemployment under an Other Plan.”

5.  In all other respects the Plan is ratified and confirmed.